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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2003

HA-LO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

001-13525
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	36-3573412 (I.R.S. Employer Identification No.)
707 Skokie Boulevard, Suite 600, Northbrook, IL 60062 (Address of principal executive offices, with zip code)
(847) 600-3000 (Registrant's telephone number, including area code)
N/A (Former name or former address, if changed since last report)

Item 5. Other Events.

        As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission (the "SEC") on September 20, 2002 (SEC File No. 001-13525), on August 30, 2002, HA-LO Industries, Inc. ("HA-LO") filed a complaint against its former Chief Executive Officer John R. Kelley in the United States District Court for the Northern District of Illinois (the "District Court"), for breach of the fiduciary duties of care and loyalty and for waste, in connection with his role in HA-LO's acquisition of Starbelly.com, Inc. in 2000 for $240 million in cash and stock (the "Starbelly Acquisition"). Upon motion agreed to by HA-LO and Mr. Kelley, the District Court entered an order on October 15, 2002 to transfer this action to the Bankruptcy Court (as defined below), where it is currently pending.

        As previously disclosed in Forms 8-K filed with the SEC on September 20, 2002 and September 30, 2002 (SEC File No. 001-13525), on May 28, 2002, an Amended Consolidated Class Action Complaint was filed in the United States District Court for the Northern District of Illinois, Eastern Division, against various former and current officers and directors of HA-LO, alleging that such individuals violated (i) Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 10b-5 promulgated thereunder and (ii) Section 20(a) of the Exchange Act, and requesting compensatory damages in an amount to be proven at trial and related costs and expenses (the "Class Action Suit"). On July 3, 2002, HA-LO and the Official Committee of Unsecured Creditors filed a Verified Complaint (the "Injunction Complaint") in the Bankruptcy Court, against the plaintiffs in the Class Action Suit, for (i) a preliminary and permanent injunction against further prosecution of the Class Action Suit and (ii) a declaratory judgment that any proceeds from any director and officer insurance policy carried by HA-LO are the sole and exclusive property of HA-LO's bankruptcy estate. The plaintiffs in the Class Action Suit filed an answer in the Bankruptcy Court on September 18, 2002, stating that the preliminary and permanent injunction and the declaratory judgment sought in the Injunction Complaint should be denied. On October 17, 2002, the Bankruptcy Court entered an order agreed upon by the parties, pursuant to which (i) the Class Action Suit will be dismissed without prejudice with respect to Marc S. Simon, a current director and Chief Executive Officer of HA-LO, pursuant to the conditions set forth therein, (ii) the Injunction Complaint will be dismissed without prejudice pursuant to the conditions set forth therein, (iii) except as otherwise specified therein, any written or other document discovery from Mr. Simon, Gregory J. Kilrea (former Chief Financial Officer of HA-LO), employees of Debtors (as defined below) and Debtors will be enjoined through January 15, 2003 and (iv) certain disclosures by the Debtors will be required according to the dates set forth therein.

        On November 6, 2002, HA-LO filed a complaint in the United States District Court for the Northern District of Illinois, Eastern Division, against Credit Suisse First Boston ("CSFB") for gross negligence and negligent misrepresentation, breach of contract and breach of fiduciary duty in connection with providing financial advisory services and issuing a fairness opinion in connection with the Starbelly Acquisition. The amount of damages is unspecified.

        In September 2002, the SEC commenced a formal investigation into HA-LO regarding matters including HA-LO's previously intended restatement of its financial results for the fiscal years ended 2000, 1999 and 1998 and the three months ended March 31, 2001, and the Starbelly Acquisition. HA-LO has been working and cooperating, and continues to work and cooperate, with the SEC in this investigation. The intended restatement was previously disclosed in a Form 8-K filed with the SEC on November 21, 2001 (SEC File No. 001-13525). HA-LO subsequently disclosed in a Form 8-K filed with the SEC on September 20, 2002 (SEC File No. 001-13525), that it no longer intended to restate its financial results as it had not retained independent public accountants since the July 2002 resignation of its prior independent public accountants.

        HA-LO has been involved in discussions with various parties regarding a potential sale of its business. No definitive agreements have been executed by HA-LO or any other party regarding such a potential sale. As HA-LO remains a debtor in the Cases (as defined below), any potential sale will require execution of a definitive agreement and will be subject to certain sale procedures imposed by applicable bankruptcy rules and regulations. Even with the discussions to date with these various parties, the holders of equity interests in HA-LO remain unlikely to receive or retain anything of value on account of their interests in HA-LO.

        HA-LO is filing the reports required to be filed with the United States Trustee under Federal Rule of Bankruptcy Procedure 2015 of Chapter 11 of Title 11 of the United States Code, under the cover of Form 8-K in lieu of filings on Form 10-Q and Form 10-K.

        On January 14, 2003, HA-LO filed its November 2002 monthly Rule 2015 United States Trustee report with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy

Court"). Copies of the required documents in this November 2002 report are attached hereto as an exhibit and incorporated herein by reference.

        HA-LO remains a debtor, with two of its subsidiaries, Lee Wayne Corporation and Starbelly.com, Inc. (the "Debtors") in three separate, although jointly administered, Chapter 11 cases (the "Cases") in case number 02 B 12059, and continues to work towards emerging from bankruptcy. To date, although discussions have commenced between the Debtors and the Official Committee of Unsecured Creditors regarding the form and content of a plan or plans of reorganization, no plan or plans of reorganization have been filed or confirmed by the Bankruptcy Court.

        Even with the discussions and events to date, the holders of equity interests in HA-LO remain unlikely to receive or retain anything of value on account of their interests in HA-LO in the bankruptcy.

        Persons interested in more information concerning the Cases, or the Debtors' financial performance, are encouraged to review the pleadings, reports and other papers on file in the Office of the Clerk of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, Everett McKinley Dirksen Federal Building, 219 S. Dearborn Street, Chicago, Illinois.

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits.

  99.1
  November 2002 Monthly Rule 2015 Report Documents

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HA-LO INDUSTRIES, INC.
Date: January 30, 2003	By:	/s/ JAMES SMITH James Smith Chief Financial Officer

EXHIBIT INDEX

Exhibit No.
99.1	November 2002 Monthly Rule 2015 Report Documents

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX